October 17, 2017

Mutual Fund & Variable Insurance Trust

36 N. New York Avenue

Huntington, NY 11743

Re:       Mutual Fund and Variable Insurance Trust, File Nos. 033-11905 and 811-05010

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 151 to the Mutual Fund and Variable Insurance Trust Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 160 to the Registration Statement (the “Amendment”). We also consent to all references to us in the Amendment.

Sincerely,

/s/ Thompson Hine LLP

Thompson Hine LLP

4841-5797-1277.6